                        POLICY MANAGEMENT SYSTEMS CORPORATION
                                  POST OFFICE BOX TEN
                             COLUMBIA, SOUTH CAROLINA  29202

                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  TO BE HELD MAY 28, 1996

TO THE STOCKHOLDERS OF
POLICY MANAGEMENT SYSTEMS CORPORATION:

  NOTICE IS HEREBY GIVEN to the stockholders that the Annual Meeting of Stockholders ("Meeting") of Policy Management Systems Corporation ("Company") will be held at the offices of the Company at One PMS Center, Blythewood, South Carolina, at 11:00 a.m., on May 28, 1996, for the following purposes:

  (1) To elect two Directors of the Company to hold office for a term of three years and until their successors shall be duly elected and qualified or until their earlier resignation, removal from office, or death;

  (2) To consider and act upon the ratification of the selection of Coopers & Lybrand L.L.P., as independent auditors for 1996; and

  (3) To take such other action and transact such other business which may properly and lawfully come before the Meeting or any adjournment thereof; all as set forth in the Proxy Statement accompanying this Notice.

  The transfer books of the Company were closed as of the end of business on March 19, 1996, the record date, for purposes of determining stockholders entitled to notice of and to vote at the Meeting, but were not closed for any other purpose.

  STOCKHOLDERS ARE URGED TO COMPLETE AND EXECUTE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED WHEN MAILED IN THE UNITED STATES. YOUR ATTENDANCE AT THE MEETING IS URGED. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND EXECUTE THE ENCLOSED PROXY.
IF YOU ATTEND THE MEETING AND DECIDE THAT YOU WANT TO VOTE IN PERSON, YOU MAY REVOKE YOUR PROXY. YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE NOMINEES FOR DIRECTORS AND RATIFICATION OF THE SELECTION OF COOPERS & LYBRAND AS INDEPENDENT AUDITORS FOR 1996.

By Order of the Board of Directors


                                             Stephen G. Morrison
                                             Secretary


April 29, 1996

                        POLICY MANAGEMENT SYSTEMS CORPORATION
                                  POST OFFICE BOX TEN
                             COLUMBIA, SOUTH CAROLINA  29202

                                   PROXY STATEMENT
                        FOR THE ANNUAL MEETING OF STOCKHOLDERS
                                TO BE HELD ON MAY 28, 1996

  GENERAL: This Proxy Statement is furnished to the holders of the $.01 par value common stock ("Stockholders" and "Common Stock," respectively) of Policy Management Systems Corporation ("Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at its Annual Meeting of Stockholders ("Meeting") to be held at the offices of the Company, One PMS Center, Blythewood, South Carolina, on Tuesday, May 28, 1996 at 11:00 a.m. It is anticipated that this Proxy Statement will be mailed to Stockholders on or about May 4, 1996.

  A proxy card is enclosed. Any Stockholder sending the enclosed proxy to the Company has the power to revoke it at any time before it is exercised by: (1) executing and delivering a valid proxy bearing a later date; (2) delivering written notice of revocation to Stephen G. Morrison, Secretary, Policy Management Systems Corporation, Post Office Box Ten, Columbia, South Carolina 29202; or (3) appearing at the Meeting and voting in person. When proxies in the accompanying form are returned properly executed, the shares represented by proxies which have not been revoked will be voted according to the instructions noted thereon.

  Unless otherwise specified, the proxies will be voted in favor of the two nominees for election to the Board of Directors for a term of three years and in favor of the ratification of the selection of Coopers & Lybrand L.L.P. ("Coopers & Lybrand") as independent auditors. The Board of Directors is not aware at this date of any other matters that will come before the Meeting.
If, however, any other matters should properly come before the Meeting, it is the intention of the persons named in the proxy to vote thereon in accordance with their judgment.

  EXPENSES OF SOLICITATION: The cost of soliciting proxies will be borne by the Company. Officers, Directors and employees of the Company may solicit proxies by telephone, telegram or personal interview. The Company has entered into an agreement with D.F. King & Company, Inc. to assist with solicitation of proxies for the Meeting for a fee estimated at $6,000 plus expenses.

  VOTING: Only holders of record of outstanding shares of Common Stock as of the close of business on March 19, 1996, ("Record Date") will be entitled to notice of and to vote at the Meeting. Each share is entitled to one vote. On the Record Date, there were 19,489,871 shares of Common Stock outstanding. A majority of the outstanding shares of Common Stock present in person or represented by proxy will constitute a quorum of the Meeting. Abstentions and broker non-votes are counted as being present for purposes of attaining a quorum. The Company's Articles of Incorporation ("Articles") provide that the vote of the holders of a majority of the shares having voting power, present in person or represented by proxy, shall decide questions before the Meeting, unless the question is one which by express provision of applicable law, the Articles or the Bylaws of the Company, a higher vote is required in which case the express provision shall govern. As such, abstaining shares are included in the determination of the total number of shares having voting power, and therefore, have the same effect as no votes on proposals. Broker non-votes are not considered as shares having voting power and are therefore not counted as votes cast on such proposals nor are they counted as votes for or against such proposals. Broker non-votes occur when a nominee holding shares for a beneficial owner votes on at least one proposal but does not have authority to vote on certain other proposals. Because the matters to be voted on at the Meeting are "routine" items as defined by applicable rules, it is expected that there will not be any broker non-votes at the Meeting.

  In the election of Directors, each Stockholder has the right to cumulate its votes and cast as many votes as the number of shares held multiplied by the number of Directors to be elected for the specified term, the same to be cast for any one nominee or distributed among the nominees for election for the specified term. To exercise the right of cumulative voting a Stockholder must declare the intent to do so prior to the beginning of voting and, once having done so, all Stockholders shall automatically have the right to cumulate their votes without any further notice. In the event of cumulative voting, the persons appointed proxies shall have authority to cast the votes represented thereby for one nominee of the Board of Directors or distribute such votes among the nominees of the Board of Directors to maximize the number of Board of Directors' nominees elected. The two nominees receiving the largest number of votes shall be elected to the three-year term. The ratification of the selection of independent auditors shall be decided by the vote of the holders of a majority of the shares having voting power, present in person or represented by proxy.

  PRINCIPAL STOCKHOLDERS: The following table sets forth certain information based on Schedules 13D and 13G filed with the Securities and Exchange Commission, as of the Record Date, regarding beneficial owners of more than five percent of the Company's Common Stock, except for information relating to GAP Coinvestment Partners, L.P. and General Atlantic Partners 14 L.P., which sold their holdings of Common Stock on April 8, 1996 (see "Certain Transactions") and for information relating to The Capital Group Companies, Inc., which is based on a Schedule 13G dated April 9, 1996.

                                PRINCIPAL STOCKHOLDERS
        Name                        Common Stock               Percentage
     and Address                 Beneficially Owned            of Class (1)
Wellington Management Company        2,793,994 (2)                14.0%
("Wellington")
75 State Street
Boston, Massachusetts 02109

The Capital Group Companies, Inc.    1,963,700 (3)                10.1%
("Capital")
333 South Hope Street
Los Angeles, California 90071

Government of Singapore Investment   1,422,800 (4)                 7.3%
Corporation Pte Ltd. ("Singapore")
250 North Bridge Road
#33-00 Raffles City Tower
Singapore 0617

The Regents of the University        1,353,200 (5)                 6.9%
of California ("Regents")
300 Lakeside Drive
Office of the Treasurer
Oakland, California 94612

        Name                         Common Stock              Percentage
     and Address                  Beneficially Owned           of Class (1)

American Express Company               988,650 (6)                 5.1%
("American Express")
American Express Tower
Wood Financial Center
New York, New York  10205

(1) Determined using the number of shares of Common Stock outstanding on the Record Date.

(2) Of the shares reported, Wellington has sole voting power for none of the shares, shared voting power for 1,185,646 of the shares and shared dispositive power for all of the shares.

(3) Of the shares reported, Capital has sole voting power for 784,000 of the shares, shared voting power for none of the shares, and sole dispositive power for all of the shares.

(4) Of the shares reported, Singapore has shared voting and dispositive power for all of the shares.

(5) Of the shares reported, Regents has sole voting and dispositive power for all of the shares.

(6) Of the shares reported, American Express has shared voting and dispositive power for all of the shares.

                            ELECTION OF DIRECTORS

  (PROXY ITEM NO.1): Stockholders will vote on the election of two Directors each to serve a term of three years and until their successors have been elected and qualified or until their earlier resignation, removal from office, or death. Both nominees are currently members of the Board of Directors.

  The shares represented by the proxies solicited hereby will be voted in favor of the election of the persons named below unless authorization to do so is withheld by proxy. In the event any of the nominees should be unable to serve as Director, it is the intention of the persons named in the proxies to cast the votes represented by the proxies for the election of such other person or persons as the Board of Directors may nominate.

  Nominees for election to the Board of Directors are considered and recommended by the Nominating Committee of the Board of Directors (see "Committees of the Board of Directors"). The Board of Directors considers the recommendations of the Committee and recommends the nominees to the Stockholders. Dr. Palms is nominated to a three year term, notwithstanding the fact that his current term would not have otherwise expired until 1998, in order to comply with the requirement that the three classes of the Board of Directors be as equal in number as possible. The re-classification is a result of Steven A. Denning and Joe M. Henson resigning from the Board of Directors on April 8, 1996.
After these resignations, the Board of Directors reset the number of Directors at seven. The Company has no formal procedure whereby nominations are solicited from Stockholders.

  The following information is set forth with respect to the two nominees for Director to be elected at the Meeting:

                                Principal Occupation for Past Five Years and
     Name and Age                       Certain Other Directorships

Dr. John M. Palms (60)   Director of the Company since 1992; President of the
University of South Carolina since March, 1991; prior thereto President of Georgia State University; Director of Peco Energy, Inc., Philadelphia, Pennsylvania; Director of Fortis Holding, Inc., New York, New York; Director of NationsBank, N.A. (Carolinas), Columbia, South Carolina; Trustee, Institute of Defense Analysis, Alexandria, Virginia.

John P. Seibels (54)     Director of the Company since 1981; Investor,
Columbia, South Carolina; Director of The Seibels Bruce Group, Inc. ("Seibels") and certain subsidiaries.

DIRECTORS WHOSE TERMS WILL EXPIRE IN 1997:

Roy L. Faulks (70)       Vice Chairman of the Board of the Company since 1981;
prior to retirement in April, 1986, Executive Vice President and Treasurer of Seibels and certain subsidiaries.

Frederick B. Karl (72)   Director of the Company since 1981; President and
Chief Executive Officer of Tampa General Healthcare since October, 1994; prior thereto, Chief Executive Officer of Hillsborough County, Florida since 1990; prior thereto, Senior Partner of Karl, McConnaughhay, Roland and Maida, P.A., a law firm in Tallahassee, Florida from 1978 through 1990; Justice of the Florida Supreme Court from 1977 to 1978.

Richard G. Trub (65)     Director of the Company since 1981; Chairman and
Treasurer of Trubco, Inc., West Simsbury, Connecticut, since June, 1992; prior thereto, Senior Vice President of Connecticut National Bank, Hartford, Connecticut.

DIRECTORS WHOSE TERMS WILL EXPIRE IN 1998:

Joseph D. Sargent (66)   Director of the Company since 1986; Chairman,
Treasurer and Chief Financial Officer of Connecticut Surety Corporation; Chairman of the Board of S-K-I Limited, Killington, Vermont; Director of Trenwick Group, Inc., Stamford, Connecticut; Director of Mutual Risk Management Ltd., Hamilton, Bermuda; Director of EW Blanch Holdings, Inc., Minneapolis, Minnesota; Director of Executive Risk Inc., Simsbury, Connecticut; Director of MMI Companies, Inc., Deerfield, Illinois.

G. Larry Wilson (49)     Director of the Company since 1981; Chairman of the
Board, President and Chief Executive Officer of the Company. Employed by the Company since its inception.

  The Board of Directors recommends that the Stockholders vote FOR the nominees named above.

  COMMITTEES OF THE BOARD OF DIRECTORS: Among the standing committees of the Board of Directors are the Audit, Compensation and Nominating Committees.

  The AUDIT COMMITTEE is composed of Messrs. Trub (Chairman), Karl, Sargent and Seibels. The Committee's functions include recommending independent auditors to be employed by the Company. The Committee also reviews with the independent and internal auditors their planned activities, audits and findings and reports to the Board of Directors. The Audit Committee met nine times during 1995.

  The COMPENSATION COMMITTEE during 1995 was composed of Messrs. Denning (Chairman), Henson, Karl and Sargent. (Messrs. Denning and Henson resigned from the Board, effective April 8, 1996.) The Committee's functions include reviewing and recommending remuneration arrangements for senior officers and members of the Board of Directors, adopting compensation plans in which employees, officers and Directors are eligible to participate and approving compensation guidelines for employees of the Company. The Compensation Committee met seven times during 1995.

  The NOMINATING COMMITTEE during 1995 was composed of Messrs. Seibels (Chairman), Henson, Palms and Wilson. The Committee's functions include selecting and recommending nominees for election as new, additional and replacement Directors and officers and reviewing the performance of incumbent Directors and officers as to whether to nominate them for re-election. The Nominating Committee will consider candidates for the Board recommended by Stockholders if such recommendations are delivered to the Company no later than: (a) with respect to an election to be held at an annual meeting of Stockholders, ninety days in advance of such meeting; and (b) with respect to an election to be held at a special meeting of Stockholders for the election of Directors, the close of business on the seventh day following the date on which notice of such meeting is first given. Each such recommendation shall set forth: (a) the name and address of the Stockholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the Stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the recommendation; (c) a description of all arrangements or understandings between the Stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Stockholder; (d) such other information regarding each nominee proposed by such Stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a Director of the Company if so elected. The Nominating Committee met once during 1995.

  The Board of Directors met eleven times during 1995 and all of the Directors attended at least 75% of the aggregate of all meetings of the Board and all Committees of which they were members during 1995.

  STOCK OWNERSHIP OF DIRECTORS AND OFFICERS: The following table sets forth as of February 14, 1996 beneficial ownership of Common Stock by each Director, each of the executive officers named in the Summary Compensation Table below, and by all Directors and all executive officers as a group.

                          Amount and Nature
           Name             Of Beneficial      Shares Subject    Percentage
   Of Beneficial Owner       Ownership (1)      To Option (2)    Of Class (3)

Roy L. Faulks                   11,500             11,000             *
Frederick B. Karl               10,501             10,001             *
Dr. John M. Palms                7,500              7,500             *
Joseph D. Sargent               10,001             10,001             *
John P. Seibels                 18,834             15,834             *
Richard G. Trub                 10,201             10,001             *
G. Larry Wilson                350,728 (4)        273,333            1.8%
David T. Bailey                118,821 (5)        117,833             *
Donald A. Coggiola             149,653 (6)        144,166             *
Stephen G. Morrison             27,890             27,619             *
Timothy V. Williams             27,098             27,098             *
Directors and all executive
  officers as a group (13      873,586 (7)        777,466            4.5%
  in number)

(1) Except where noted below, each individual has sole voting and sole dispositive power.

(2) These shares, which are included in the "Amount and Nature of Beneficial Ownership" column, are subject to option on or before May 28, 1996, pursuant to the Company's various stock option plans.

(3)  Less than one percent where indicated by asterisk.

(4) 139 of these shares are held in the Company's 401(k) Retirement Savings Plan for which Mr. Wilson has sole dispositive power but no voting power.

(5) 322 of these shares are held in the Company's 401(k) Retirement Savings Plan for which Mr. Bailey has sole dispositive power but no voting power.

(6) 138 of these shares are held in the Company's 401(k) Retirement Savings Plan for which Mr. Coggiola has sole dispositive power but no voting power.

(7) An aggregate of 1,193 of these shares are held in the Company's 401(k) Retirement Savings Plan for which the respective executive officer has sole dispositive power but no voting power for the shares allocated to his account.

                      COMPENSATION PLANS AND ARRANGEMENTS

  COMPENSATION OF DIRECTORS: Directors who are not full-time employees of the Company receive an annual fee of $15,000, plus $2,000 for each Board meeting attended and $1,000 for each committee meeting attended on other than a regular Board meeting date. Directors participating in any meeting by telephone receive a $250 fee for such meeting. Directors who do not reside in Columbia, South Carolina, are reimbursed for travel expenses. During 1995, none of the Directors exercised options.

  COMPENSATION OF EXECUTIVE OFFICERS: The following table sets forth information regarding compensation earned, including stock options granted, during 1993, 1994 and 1995 by the Chief Executive Officer and the four other most highly compensated executive officers of the Company ("Executive Group").

                       SUMMARY COMPENSATION TABLE
                                                     Long-Term
                                                    Compensation
                                                       Awards
                                                      Number of
     Name                                            Securities      All
      and                                            Underlying     Other
   Principal               Annual Compensation        Options       Compen-
    Position        Year     Salary    Bonuses (1)    Granted      sation (2)

G. Larry Wilson     1995   $592,310   $192,000         75,000       $8,505
President and Chief 1994    500,776    138,000        275,000        4,500
Executive Officer   1993    496,930     50,000        100,000        7,284

David T. Bailey     1995   $312,455   $   -0-          35,000       $6,750
Executive Vice      1994    282,573     49,632        135,000        4,500
President           1993    280,482       -0-          50,000        7,075

Donald A. Coggiola  1995   $307,768   $ 49,600         85,000       $6,750
Executive Vice      1994    281,120     49,456         75,000          648
President           1993    279,546       -0-          50,000        7,075

Stephen G. Morrison 1995   $520,700       -0-          25,000       $8,505
Executive Vice      1994    345,146       -0-          96,667         -0-
President, General
Counsel and
Secretary (3)

Timothy V. Williams 1995   $293,458   $ 94,400         25,000       $6,750
Executive Vice      1994    248,560     48,400         95,972        1,904
President
and Chief Financial
Officer (4)

(1) Reflects amount earned in year indicated even though actually paid in following year and for Mr. Wilson includes $50,000 earned under his Executive Compensation Agreement which was terminated in early 1995 and for this reason no amount was earned under that Agreement in 1995 (see "Executive Compensation Agreement").

(2) Amounts shown are matching contributions from the Company under its 401(k) Retirement Savings Plan and the Company's Employee Stock Purchase Plan.

(3) Mr. Morrison joined the Company during 1994 and for this reason compensation data for 1993 is not included. Under the terms of Mr. Morrison's employment agreement with the Company, Mr. Morrison is eligible for an annual bonus of up to 40% of his base salary. In his employment agreement, the 40% annual bonus for the first two years of Mr. Morrison's employment is guaranteed and therefore not contingent. For this reason, the annual bonuses earned in 1994 and 1995 are contained in the "salary" column.

(4) Mr. Williams joined the Company in February, 1994 and for this reason compensation data for 1993 is not included.

  The following table sets forth certain information regarding options for Common Stock granted to the Executive Group during 1995. The table includes the potential realizable value which would exist based on assumed annual compounded rates of Common Stock price appreciation of five and ten percent over the full ten-year term of the options.


                                  OPTIONS GRANTED IN 1995
                                   Individual Grants

                                 Percent                                          Potential Realizable Value
                    Number       of Total                                         at Assumed Annual Rates
                of Securities    Options        Exercise                          of Stock Price Appreciation
                  Underlying    Granted to        Price      Expiration             for Option Term
                   Options      Employees          Per         Date Of
                   Granted(1)    in 1995          Share        Options             5%                   10%
All Stockholders                                                            $596,686,907(2)     $1,512,120,441(2)
G. Larry Wilson     75,000 (3)      11%          $49.00     May 10, 2005       2,311,189(2)          5,857,002(2)
David T. Bailey     35,000 (3)       5%          $49.00     May 10, 2005       1,078,555(2)          2,733,268(2)
Donald A. Coggiola  25,000 (3)      13%          $49.00     May 10, 2005         770,396(2)          1,952,334(2)
                    10,000 (4)                    48.75     July 20, 2005        306,586(2)            776,949(2)
                    50,000 (5)                    45.25     November 8, 2005   1,422,875(2)          3,605,841(2)
Stephen G. Morrison 25,000 (3)       4%          $49.00     May 10, 2005         770,396(2)          1,952,334(2)
Timothy V. Williams 25,000 (3)       4%          $49.00     May 10, 2005         770,396(2)          1,952,334(2)


(1) The options granted in 1995 to the named executive officers were pursuant to the 1989 Stock Option Plan. The exercise price for all such grants is the fair market value of the Common Stock on the date of grant. The options become exercisable in one-fifth increments on each of the first five anniversary dates of the grant date. All such options would become immediately exercisable in the event of a change in control of the Company and the optionee would have, notwithstanding other provisions of 1989 Stock Option Plan, the right to exercise such options for a period of ninety days after termination of employment. In the event of a dissolution or liquidation of the Company or any merger or combination in which the Company is not the surviving entity, each option granted shall terminate, but not before each optionee is permitted to exercise his or her options to the extent they are exercisable, without regard to any installment exercise provision in the 1989 Stock Option Plan.

(2) The potential realizable value for all Stockholders is based on the number of shares of Common Stock outstanding on May 10, 1995 (the date the options described in note 3 below were granted) and assumes the Stockholders purchased the Common Stock for $49.00 (which was the fair market value of the Common Stock on May 10, 1995) and held the Common Stock until May 10, 2005. The Company has included this information to illustrate how the Stockholders will have fared compared to each of the named executives if the assumed appreciation is achieved.

(3)  These options were granted on May 10, 1995.

(4)  These options were granted on July 20, 1995.

(5)  These options were granted on November 8, 1995.


  The following table sets forth information regarding the value of "in-the-money" options, which are options having a positive difference between the exercise price of such stock option and the 1995 year-end market price of Common Stock. None of the officers in the Executive Group exercised options during 1995.

                 AGGREGATED YEAR-END OPTION VALUES
                       Number of Securities
                           Underlying               Value of Unexercised
                      Unexercised Options           In-the-Money Options
                      at December 31, 1995          at December 31, 1995 *

     Name           Exercisable   Unexercisable  Exercisable   Unexercisable
G. Larry Wilson        241,666        408,334     $1,233,655     $1,396,095
David T. Bailey         99,166        195,834        312,255        768,545
Donald A. Coggiola     130,833        189,167        858,128        590,172
Stephen G. Morrison     14,286        107,381        244,719        989,520
Timothy V. Williams     13,765        107,207        176,734        758,740

* Value represents the aggregate excess of the market price of the Common Stock on December 31, 1995, which was $47.63, over the exercise price for the options. All options included in the table have an exercise price equal to or greater than the fair market value of the Common Stock on the dates of grant.

  EXECUTIVE COMPENSATION AGREEMENT: The Company had an Executive Compensation Agreement with Mr. Wilson whereby the Company was obligated to pay, subject primarily to his continued employment, certain specified amounts over a five-year period. The specified amounts to be paid over a five-year period consisted of five annual installments of $10,000 each for a given year's bonus. Thus, a bonus of $50,000 was earned for a given year but was paid over a five-year period such that after the fifth year, assuming the Agreement was renewed during each of the five years, Mr. Wilson would be entitled to a payment of $50,000, i.e., first $10,000 installment from the prior year, plus the second $10,000 installment from two years prior plus the third $10,000 installment from three years prior, etc. This Agreement was renewable annually at the option of the Company. A payment of $50,000 was paid in early 1995. As a result of other changes and increases in the compensation package for Mr. Wilson which were made in early 1995, the Compensation Committee of the Board of Directors elected at that time to not renew the Agreement and therefore no further amounts will be paid or earned under this Agreement.

  DFERRED COMPENSATION AGREEMENT: Mr. Wilson is covered by a Deferred Compensation Agreement providing annual remuneration of $25,000 upon retirement, death or total disability. The Agreement, which provides for monthly payments over a fifteen-year period, is contingent primarily upon his continued employment until such an event occurs, and the deferred benefits are not vested until that time. Until or unless such a qualifying event occurs, Mr. Wilson is not entitled to any payments under the Agreement. The Company owns life insurance contracts covering Mr. Wilson, of which it is the beneficiary, in an aggregate amount equal to or in excess of the total benefit.

  EMPLOYMENT AGREEMENTS: The Company has an agreement with each of the executive officers named in the Summary Compensation Table above, as well as with Paul R. Butare, also an executive officer, which provide that if there is a change in control of the Company, as that term is defined in the Agreement, the individual shall be paid an annual salary, for a period of two years following such change in control, equal to 100% of his average annual cash compensation, based on the two years prior to such change in control. However, the total amount to be paid shall not exceed the amount which would cause such payment to be deemed a "parachute payment" as defined in Section 280G of the Internal Revenue Code. The Agreements also provide that the payments to the executive officer cease in the event of reasonable proof of any violation of the non-competition or confidentiality provisions of the Agreement or in the event employment is terminated for cause. Also, if during a potential change in control or following a change in control an individual voluntarily terminates employment for other than good reason, his annual salary is payable for only one year following such termination of employment.

  For stock options granted on or after October 13, 1994 for the executive officers named in the Summary Compensation Table above, and July 20, 1995 for Mr. Butare, the Stock Option/Non-Compete Agreements for the aforementioned executive officers also provide that if there is a change in control of the Company such options would become immediately exercisable in the event of a change in control and the optionee would have, notwithstanding other provisions of the 1989 Stock Option Plan, the right to exercise such options for a period of ninety days after termination of employment. In no event, however, may an optionee exercise such options after the tenth anniversary date of the date of grant of such options.

  The Company also has Employment Agreements with Mr. Morrison, who serves as the Company's General Counsel, Secretary and Executive Vice President, and with Mr. Williams, who serves as the Company's Chief Financial Officer and Executive Vice President. These Agreements set the initial annual salaries for Messrs. Morrison and Williams at $360,000 and $275,000, respectively, subject to future adjustments in accordance with the Company's practices.
The term of each Agreement is through December 31, 1998.

  There was a transition period in 1994 during which Mr. Morrison continued to devote significant time to the practice of law as a partner with the firm of Nelson, Mullins, Riley & Scarborough as well as to the Company. During this transition period, Mr. Morrison's compensation was adjusted to approximate the portion of time he was devoting to the Company and is reflected in the Summary Compensation Table. Even after the transition period, Mr. Morrison has continued his affiliation with Nelson, Mullins, Riley & Scarborough. The Employment Agreement the Company has with Mr. Morrison also states that he will be eligible to participate in the annual bonus program, pursuant to which he may earn up to 40% of his base salary. For the first two years, however, the bonus is guaranteed for the full 40%. Under the Agreement, Mr. Morrison is also entitled to receive annually options to purchase at least 25,000 shares of Common Stock under a Company-sponsored stock option plan.

  The Employment Agreement for Mr. Williams also states that he will be eligible to participate in the annual bonus program, pursuant to which he may earn up to 40% of his base salary. Under the Agreement, Mr. Williams is eligible to receive annually options to purchase at least 25,000 shares of Common Stock under a Company-sponsored stock option plan.

  The Employment Agreements for Messrs. Morrison and Williams contain a provision that if there is a change in control of the Company, the executive officer shall be paid, for the remaining term of the Employment Agreement plus one year, an annual salary equal to 150% of his average cash compensation for the two calendar years preceding such change in control. He shall be paid during the same period, as compensation for his non-competition agreement, 50% of such average amount. However, the total amount to be paid shall not exceed the amount which would cause such payment to be deemed a "parachute payment" as defined in Section 280G of the Internal Revenue Code.

  The payments under the Employment Agreements with Messrs. Morrison and Williams would cease in the event of reasonable proof of any violation of the non-competition or confidentiality provisions of the Employment Agreement or in the event the executive officer's employment is terminated for cause.
Also, if during a potential change in control or following a change in control the individual were to voluntarily terminate employment for other than good cause, the annual salary is payable for only one year following such termination of employment. The change in control provisions in Messrs. Morrison's and Williams' Employment Agreements supersede those in their Stock Option/Non-Compete Agreements described above during the terms of their respective Employment Agreements to the extent there is a conflict.

  BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION: Decisions on compensation of the Company's executive officers generally are made by the Compensation Committee of the Board and reviewed with the full Board. Set forth below is a report of the Board's Compensation Committee addressing the Company's compensation policies for 1995 for its executive officers.

  compensation philosophy. The Committee believes that the Company must pay competitively to attract and retain qualified executives. To motivate executive personnel to perform at their full potential, the Committee believes a significant portion of compensation should be incentive-based. In addition, the Committee believes it is important to reward not only individual performance and achievement, but also to focus on overall corporate results. This latter objective serves the dual purpose of encouraging teamwork among executives and also supporting the Company's objective of increasing Stockholder value. The Committee also believes it is essential that the Committee retain the flexibility to evaluate not only the overall performance of the individual executive officers and the Company as a whole, but also all other circumstances and challenges facing the Company and the respective executive officer. Consequently, the Committee uses its subjectivity rather than objective formulas in setting and adjusting the base salary of the executive officers.

  elements of compensation. Compensation earned during 1995, as reflected in the foregoing tables, consisted primarily of three parts: salary; annual bonus; and award of stock options. (The executive officers were also eligible for other benefits such as perquisites standard for executives and those offered under the Company-sponsored broad-based plans.) Each of these elements is described in more detail below.

  base salaries for executive officers. For 1995, although no formal studies were conducted, base salaries for all executive officers were targeted at slightly below the base salaries which the Company's peers might offer their executive officers for performing similar functions in an equally challenging and complex environment. In addition, the Committee used its subjective assessment of the overall performance of the individual executive officer in terms of responsibility, experience and breadth of knowledge and the Company as a whole. No specific weight was assigned to these factors.

  With respect to Mr. Wilson, in addition to the above factors, the Committee also considered how well he performed in the following areas in determining his base salary increase: development and implementation of a strategic vision for the Company integrating insurance industry knowledge, technology trends, product directions, and customers' needs; management of the Company's financial affairs; recruitment and retention of qualified executives; delegation of responsibility and authority to qualified managers; capitalization on business opportunities; and exhibition of leadership in achieving the Company's goals. No specific weight was assigned to these factors. In addition, in determining the amount of increase in compensation in 1995, the Committee considered the Company's actual results for 1994 in the areas of product development, new business acquisitions, overall financial strength, perceived customer satisfaction and the Company's prospects for long-term growth.

  The Committee believed that Mr. Wilson's contribution to the Company's 1994 performance was significant, therefore, in determining the amount of increase in compensation in 1995, the Committee increased his base salary by 10%, in addition to the $50,000 increase in base salary in recognition of the Committee's decision not to renew the Executive Compensation Agreement with Mr. Wilson. Under that Agreement, Mr. Wilson was eligible for a bonus of $50,000 annually.

  annual bonus program. The 1995 annual bonus program for executive officers was intended to provide short-term incentives and rewards based on the Company's short-term goals that were consistent with its long-term goals, as well as to promote the Company's philosophy of having a substantial portion of executive compensation "at risk." It was the Committee's subjective assessment that for the executive officers, an amount equal to 40% of base salary was an appropriate percentage to have at risk on an annual basis.

  The annual bonus for executive officers with profit and loss responsibility reporting to the Chief Executive Officer (a "P&L Executive Officer") was generally comprised of two parts. One part was based on the Company's performance, as measured by targeted earnings-per-share for 1995 and the target established for 1996 for earnings-per-share. If actual 1995 earnings-per-share were less than the target or the target for 1996 was reduced, the bonus was to be reduced for 1995 by a stated percentage. The other part was based on the performance of the group for which the executive is responsible, as measured against the business plan established in the prior year for the executive's group and the target performance for the group established for 1996. If the actual 1995 performance was less than the target or if the established target for 1996 was reduced, the bonus was to be reduced for 1995 by a stated percentage.

  For Mr. Wilson and those executive officers other than the P&L Executive Officers, the annual bonus was to be based on the Company's performance, as measured by targeted earnings-per-share for 1995 and the target established for 1996 earnings-per-share. Messrs. Morrison and Williams are the only named executive officers who are not P&L Executive Officers. As with the P&L Executive Officers, if the actual 1995 performance was less than the target or if the established target for 1996 was reduced, the bonus was to be reduced for 1995 by a stated percentage.

  The Committee retained the discretion to use its subjective assessment to award or withhold bonuses under the plan for any or all of the executive officers. In early 1996, the Committee reviewed the level of bonuses which would have been awarded to each executive officer under the plan described above. Although the Company attained the 1995 targets, the Committee believed that certain non-recurring events, such as a lower-than-anticipated effective tax rate, contributed to the attainment of the 1995 targets. Consequently, the Committee decided that the executive officers, including Mr. Wilson, would have been entitled to an annual bonus under such a plan for more than the amount which the Committee believed to be fair and equitable. Therefore, the Committee exercised its discretion and awarded bonuses in amounts the Committee believed to be fair and equitable and as set forth in the Summary
Compensation Table for 1995.   With respect to Mr. Wilson, specifically,  the
Committee determined that his bonus should equal eighty percent of the amount he otherwise would have received under the plan. Under the terms of his Employment Agreement, Mr. Morrison is guaranteed an annual bonus of a certain amount for his first two years of employment (see "Employment Agreements").

  stock option plans. The 1989 Stock Option Plan was designed for option grants to key employees, including the executive officers. The Plan, by way of the option vesting schedule for grants, is intended to provide incentives and rewards for a relatively short-term (3 years) to mid-term (5 years) and to provide a further means for aligning employees' and Stockholders' interests in the enhancement of Stockholder value.

  In determining the number of options to be granted in 1995, including the number for Mr. Wilson, the Committee considered the historical pattern of granting options under the 1989 Stock Option Plan as well as competitive levels needed to retain the respective executive officer. In the Committee's subjective assessment, the number and exercise price for options historically granted annually to the executive officers has provided the appropriate
incentive and rewards.   Consequently, for the options granted in 1995, the
Committee determined that granting, in most cases, approximately the same number of options as has previously been granted would provide the appropriate level of incentive and reward for the executive officers. In setting the number and exercise schedule of options, the Committee considered the number and terms of exercise of options previously granted to the executive officers, as well as the competitive levels needed to retain the respective executive officer.

  compensation deduction limitation. In 1993, Section 162(m) was added to the Internal Revenue Code. This section generally disallows the corporate tax deduction for certain compensation paid in excess of $1,000,000 annually to certain executive officers of publicly-held companies. An exception to the deduction limit is for "performance-based compensation." The Company believes that the 1993 Long-Term Incentive Plan for Executives and the Company's 1989 Stock Option Plan satisfy the requirements for qualifying stock options as performance-based compensation under the exception. Therefore, the Company expects that any stock option compensation realized upon the exercise of stock options granted at a fair market value or higher exercise price under these plans will not be subject to such compensation deduction limit. For this reason, and because the Company's annual cash compensation to each of its executive officers is currently below the $1,000,000 limit, the Company does not at this time anticipate any loss of deductibility for 1995 under this law for compensation paid to its executive officers.

                                       Compensation Committee
                                       Steven A. Denning, Chairman
                                       Joe M. Henson
                                       Frederick B. Karl
                                       Joseph D. Sargent

  COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION: During 1995, the Compensation Committee of the Board of Directors of the Company consisted of Messrs. Denning, Henson, Karl, and Sargent, none of whom are or were previously employees or officers of the Company or any of the Company's subsidiaries. Mr. Sargent is a director and executive officer of Connecticut Surety Corporation, which received software licenses and data processing services from the Company for which it paid the Company approximately $138,129 during 1995. The Company considers such transactions with Connecticut Surety Corporation to have been on substantially similar terms as those prevailing at the time for comparable transactions with unrelated third parties.

  STOCK PERFORMANCE: The following graph compares the cumulative total Stockholder return on the Company's Common Stock during the five years ended December 31, 1995 with the cumulative total return on the Standard & Poor 500 Index and the Standard & Poor Computer Software and Services Index. The comparison assumes $100 was invested on the last trading day of 1990 in the Company's Common Stock and also in each of the indices and assumes reinvestment of all dividends which may have been paid. The performance shown in the graph is not necessarily indicative of future performance.

                                       Indexed Returns
                                        Years Ending

Company/Index             Dec90   Dec91   Dec92   Dec93   Dec94   Dec95

The Company                100     160     198      75     101     115
S&P 500                    100     130     140     155     157     215
Computer Software
  & Services               100     152     181     230     272     383

CERTAIN TRANSACTIONS

  In 1994, International Business Machines Corporation ("IBM") sold to the Company 2,278,537 shares of the Company's Common Stock which IBM purchased in 1989. At the same time, IBM agreed to sell to General Atlantic Partners 14, L.P. and GAP Coinvestment Partners, L.P. (collectively, "General Atlantic Investors") the remaining 1,519,024 shares of Common Stock owned by IBM.

  In March 1996, the Company entered a Stock Purchase Agreement with the General Atlantic Investors pursuant to which they agreed to sell to the Company
759,512 of the shares of the Company's Common Stock they purchased in 1994.
The purchase price for the Company's repurchase of this Common Stock was approximately $38 million. General Atlantic Investors and certain of their affiliates are restricted by the aforementioned Stock Purchase Agreement from acquiring an ownership interest in the Company beyond 4.99% for a period of three years. At the same time, General Atlantic Investors entered into a Stock Purchase Agreement with Continental Casualty Company ("CNA") pursuant to which they agreed to sell to CNA the remaining 759,512 shares of Common Stock owned by General Atlantic Investors for a purchase price of approximately $38 million. General Atlantic Investors' sales of the shares of Common Stock to the Company and to CNA, respectively, closed on April 8, 1996 and upon such closing, CNA owned approximately four percent of the Company's Common Stock then outstanding. At that time, Steven A. Denning and Joe M. Henson resigned from the Board of Directors of the Company. Pursuant to a Shareholders' Agreement with the Company, dated April 26, 1994, General Atlantic Investors were entitled to cause the Company's Nominating Committee of the Company's
Board of Directors to recommend a nominee to the Company's Board of Directors. Mr. Denning was General Atlantic Investors' designee.

  The Company and CNA entered into a Shareholder's Agreement ("Shareholder's Agreement") and a Registration Rights Agreement ("Registration Rights Agreement"), each dated March 8, 1996. The Shareholder's Agreement imposes restrictions on the rights of CNA and certain of its affiliates to dispose of shares of Common Stock except pursuant to a right of first offer in favor of the Company or in other specified circumstances. Pursuant to the

Registration Rights Agreement, CNA and certain of its affiliates are entitled to certain registration rights with respect to the Common Stock owned by them, including the right to demand that the Company register such Common Stock under the Securities Act of 1933, as amended, and the right to participate in certain registrations initiated by the Company.

  In addition, during 1995, Connecticut Surety Corporation, of which Mr. Sargent is a director and an executive officer, received software licenses and data processing services from the Company for which it paid the Company approximately $138,129 during 1995. The Company considers such transactions with Connecticut Surety Corporation to have been on substantially similar terms as those prevailing at the time for comparable transactions with unrelated third parties.

             RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

  (PROXY ITEM NO. 2): Stockholders will vote on the ratification of the selection by the Board of Directors of Coopers & Lybrand as independent auditors to audit the books, records and accounts of the Company and its subsidiaries for the year ending December 31, 1996. Coopers & Lybrand has been the independent auditors of the Company since August 1993, at which time they were engaged to audit the Company's financial statements as of and for the fiscal years ended December 31, 1992 and December 31, 1993. Subsequently, Coopers & Lybrand has been the Company's auditors for the fiscal years ended December 31, 1994 and 1995. A representative from Coopers & Lybrand is expected to be present at the Meeting and will have the opportunity to make a statement and will be available to answer questions.

  The Board of Directors recommends that the Stockholders vote FOR the ratification of the selection of Coopers & Lybrand as independent auditors for the Company.

                                OTHER PROPOSALS

There is no reason to believe that any other business will be presented at the Meeting; however, if any other business should properly and lawfully come before the Meeting, the persons named in the proxy will vote in accordance with their best judgment.

For a Stockholder proposal to be presented at the next annual meeting, it must be received by the Company not later than December 30, 1996, in order to be included in the Proxy Statement and proxy for the 1997 annual meeting. Any such proposal should be addressed to the Company's Secretary and mailed to Post Office Box Ten, Columbia, South Carolina 29202.


                                             Stephen G. Morrison
                                             Secretary

                                    PROXY

THIS PROXY SOLICITED BY THE BOARD OF DIRECTORS
May 28, 1996

                      POLICY MANAGEMENT SYSTEMS CORPORATION
                                ONE PMS CENTER
                      BLYTHEWOOD, SOUTH CAROLINA  29016

The undersigned hereby appoints Roy L. Faulks and G. Larry Wilson proxies with full power of substitution and revocation to vote on the undersigned's behalf at the Annual Meeting of the Stockholders of Policy Management Systems Corporation, to be held at 11:00 a.m., May 28, 1996, in the offices of the Company, One PMS Center, Blythewood, South Carolina, and at all adjournments thereof, upon all business as may properly come before the Meeting, including the following as more fully described in the Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged. PROXIES WILL BE VOTED IN ACCORDANCE WITH ANY INSTRUCTIONS INDICATED BELOW. IF NO SPECIFICATION IS MADE, PROXIES WILL BE VOTED FOR THE NOMINEES FOR DIRECTORS AND RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS. THIS PROXY IS REVOCABLE ANY TIME PRIOR TO ITS USE.


   1.   ELECTION OF DIRECTORS       FOR all nominees named below (except as
                                       marked to the contrary below)

                                    WITHHOLD AUTHORITY to vote for
                                       all nominees named below


NOMINEES:  (1) Dr. John M. Palms; (2) John P. Seibels

(INSTRUCTIONS: To withhold authority to vote for any individual nominee write that nominee's name in the space provided below.)

   2.   RATIFICATION OF THE SELECTION OF COOPERS & LYBRAND L.L.P.
          AS INDEPENDENT AUDITORS FOR THE COMPANY

                   FOR       AGAINST        ABSTAIN


In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting.


     Date
     X

(Signature should agree with name on stock, as shown hereon. Officers, fiduciaries, etc., so indicate. When shares are held in the names of more than one person, each person should sign the proxy.)